Exhibit 99.1

908 Devices Reports Second Quarter 2025 Financial Results and Raises 2025 Revenue Outlook

Revenue from continuing operations grew 14% compared to prior year

BOSTON – August 5, 2025 – 908 Devices Inc. (Nasdaq: MASS), a core small-cap growth company focused on purpose-built handheld chemical analysis tools for vital health, safety and defense tech applications, today reported financial results for the quarter ended June 30, 2025.

“We executed with urgency and discipline in the second quarter, driving strong top-line growth while advancing key structural initiatives to strengthen our financial profile,” said Kevin J. Knopp, CEO and Co-founder. “We delivered record XplorIR placements, successfully launched VipIR, and made meaningful progress on our path to profitability. These achievements reinforce our confidence in hitting both our revenue and adjusted EBITDA targets for 2025. Looking ahead, we see clear momentum building, fueled by an improving funding landscape in the U.S. and globally, which sets a durable foundation for long-term growth and expanding demand for our handheld solutions through 2026 and beyond.”

Recent Highlights

•	Total revenue was $13.0 million for the second quarter 2025, increasing 14% year over year

•	Recurring revenue was $4.7 million, increasing 28% year over year, and represented 36% of total revenues in the quarter

•	Adjusted gross margin of 56% for the second quarter 2025

•	Delivered a record number of XplorIR devices in the quarter

•	Launched VipIR, a 3-in-1 handheld chemical analyzer, purpose built for global customs organizations

•	Completed manufacturing consolidation of handheld products into recently expanded and cost-effective Danbury, Connecticut facility

•	Strengthened go-forward financial profile through the completion of previously announced restructuring efforts, reducing square footage by 44% and employee headcount by 39%, compared to prior year

•	Acquired assets of KAF Manufacturing Company, Inc. in July for $2.75 million to secure our supply chain of critical FTIR components, and received a related OEM supply commitment from a large analytical instrumentation customer for $6.6 million over 36 months

Second Quarter 2025 Financial Results

In light of the divestiture of the bioprocessing product portfolio in March 2025, all financial results discussed in this release for current and prior periods are for continuing operations only.

Revenue was $13.0 million for the three months ended June 30, 2025, a 14% increase over the prior year period, largely driven by an increase in handheld product and service revenue. OEM and funded partnership revenue was $0.5 million, compared to $0.4 million in the prior year period. The installed base grew 27% year-over-year to 3,336 devices, with 164 devices placed during the second quarter. Recurring revenue represented 36% of total revenues in the quarter.

Gross profit was $6.4 million for the second quarter of 2025, compared to $6.2 million for the corresponding period in the prior year. GAAP gross margin was 49% as compared to 54% for the corresponding prior year period. Adjusted gross profit was $7.3 million for the second quarter of 2025, compared to $6.7 million for the corresponding period in the prior year. Adjusted gross margin was 56%, a decrease of approximately 220 basis points compared to the corresponding prior year period. The decrease in adjusted gross margin percentage was driven by an increase in warranty costs compared to the prior year related to the increasing installed base and specific costs incurred in the second quarter of 2025.

Operating expenses were $21.5 million for the second quarter of 2025, compared to $14.7 million for the corresponding prior year period. This increase was driven by a $6.8 million non-cash charge for the change in fair value of the contingent consideration liability, $1.0 million in facility shutdown and restructuring costs, and the inclusion of operating expenses related to our RedWave Technology acquisition, offset by a decrease in acquisition costs of $2.0 million.

Net loss from continuing operations was $12.9 million for the second quarter of 2025, compared to a net loss from continuing operations of $7.6 million for the corresponding prior year period. Adjusted EBITDA was a loss of $3.9 million for the second quarter of 2025, compared to $3.6 million for the corresponding period in the prior year.

Net loss attributable to common stockholders was $13.3 million for the second quarter of 2025, compared to a net loss of $12.5 million for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $118.6 million as of June 30, 2025, with no debt outstanding.

2025 Guidance

908 Devices now expects full year 2025 revenues from continuing operations of $54 million to $56 million, representing 13% to 17% growth compared to 2024 revenue from continuing operations. This compares to its previous expectations of $53 million to $55 million.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2025 financial results before market open on Tuesday, August 5, 2025 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers in vital health, safety and defense tech applications, addressing the fentanyl and illicit drug crisis, toxic carcinogen exposure, and global security threats. The Company designs and manufactures innovative products that bring together the power of complementary analytical technologies, software automation, and machine learning. For more information, visit www.908devices.com.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

•	Adjusted gross profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
•	Adjusted gross margin is defined as adjusted gross profit expressed as a percentage of total revenue.
•	Adjusted EBITDA is defined as net loss from continuing operations excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:

Barbara Russo

brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Product revenue	$9,577	$8,548	$18,106	$13,780
Service and contract revenue	3,458	2,914	6,707	5,104
Total revenue	13,035	11,462	24,813	18,884
Cost of revenue:
Product cost of revenue	5,323	4,037	10,048	6,456
Service and contract cost of revenue	1,339	1,263	2,850	2,379
Total cost of revenue	6,662	5,300	12,898	8,835
Gross profit	6,373	6,162	11,915	10,049
Operating expenses:
Research and development	4,405	3,591	8,234	6,883
Selling, general and administrative	10,337	11,110	20,576	19,316
Change in fair value of contingent consideration	6,792	—	9,291	—
Total operating expenses	21,534	14,701	38,101	26,199
Loss from continuing operations	(15,161)	(8,539)	(26,186)	(16,150)
Other income, net	2,324	966	3,512	2,682
Loss from operations before income taxes	(12,837)	(7,573)	(22,674)	(13,468)
Income tax expense	(71)	—	(71)	—
Net loss from continuing operations	(12,908)	(7,573)	(22,745)	(13,468)
Net income (loss) from discontinued operations, net of tax	(398)	(4,975)	53,042	(9,997)
Net income (loss) attributable to common stockholders	$(13,306)	$(12,548)	$30,297	$(23,465)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.36)	$(0.22)	$(0.64)	$(0.40)
Net income (loss) from discontinued operations per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.15)	$1.49	$(0.30)
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.37)	$0.85	$(0.70)
Weighted average common shares outstanding
Basic and diluted	35,877,947	34,061,933	35,633,573	33,386,413

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and marketable securities	$118,584	$68,923
Accounts receivable, net	6,207	8,852
Inventory	15,461	10,886
Prepaid expenses and other current assets	7,688	4,184
Current assets of discontinued operations	—	10,210
Total current assets	147,940	103,055
Operating lease, right-of-use assets	4,294	3,842
Property and equipment, net	1,652	1,595
Intangible, net	37,254	38,679
Other long-term assets	561	511
Non-current assets of discontinued operations	—	11,794
Total assets	$191,701	$159,476
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,872	$8,563
Deferred revenue	8,828	10,417
Operating lease liabilities	433	1,473
Contingent consideration	11,575	—
Current liabilities of discontinued operations	—	4,696
Total current liabilities	29,708	25,149
Deferred revenue, net of current portion	9,178	10,213
Other long-term liabilities	3,998	4,884
Non-current liabilities of discontinued operations	—	4,638
Total liabilities	42,884	44,884
Total stockholders' equity	148,817	114,592
Total liabilities and stockholders' equity	$191,701	$159,476

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Gross Profit (GAAP)	$6,373	$6,162	$11,915	$10,049

Intangible amortization	634	423	1,269	423
Acquisition and integration costs	-	-	50	-
Restructuring	222	-	288	-
Stock-based compensation	107	123	223	219

Adjusted gross profit (Non-GAAP)	$7,336	$6,708	$13,745	$10,691

Gross margin percentage (GAAP)	49%	54%	48%	53%

Adjusted gross margin percentage (Non-GAAP)	56%	59%	55%	57%

Reconciliation from Net Loss from Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net loss from continuing operations (GAAP)	$(12,908)	$(7,573)	$(22,745)	$(13,468)

Adjustments:
Other income, net	(2,324)	(966)	(3,512)	(2,682)
Benefit for income taxes	71	-	71	-
Depreciation	260	252	551	460
Intangible amortization	713	475	1,426	475
Acquisition and integration costs	-	1,950	640	2,224
Restructuring	1,173	-	1,266	-
Stock-based compensation	2,337	2,229	4,557	4,068
Change in fair value of contingent consideration	6,792	-	9,291	-

Adjusted EBITDA (Non-GAAP)	$(3,886)	$(3,633)	$(8,455)	$(8,922)